UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Entry into a Material Definitive Agreement and Exhibits

Item 1.01 - Entry into a Material Definitive Agreement.

On December 14, 2012, Virtusa (Private) Limited, a subsidiary of Virtusa Corporation (the “Company”) and incorporated in Sri Lanka (“Virtusa SL”), entered into a lease agreement with Orion Development (Private) Limited, a company incorporated in Sri Lanka (“Orion”), for the lease of approximately 127,162 square feet, of buildings situated at No.752, Dr. Danister De Silva Mawatha, Colombo 9, Sri Lanka commencing October 15, 2012 (the “Lease”), for a term of five years from the applicable lease commencement date; provided that either party may terminate the Lease at any time on twelve months prior written notice.  Under the terms of the Lease, Virtusa SL also has the right to renew the lease for a further period on mutually agreed terms and conditions with Orion. The initial annual base rent for the Lease is approximately $1,584,634 and increases by 13% over the last paid rent at the end of each twenty four (24) months to approximately $1,782,884 per year in October 2014 and to approximately $2,090,809 per year in October 2016. The total rental amount for the five year term would be approximately $8,773,961. If the Lease is renewed beyond the initial five year term, the rent will be agreed by both parties based on prevailing market rates at that time. In connection with the Lease, Virtusa SL has also paid a security deposit of approximately $1,188,476 to Orion, one third of this deposit will be recovered in the fifth year of the lease agreement by setting off against any rent due.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which is attached as Exhibit 10.1 hereto, and is incorporated, herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Lease Deed by and between Virtusa (Private) Limited and Orion Development (Private) Limited dated as of December 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: January 9, 2013	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease Deed by and between Virtusa (Private) Limited and Orion Development (Private) Limited dated as of December 14, 2012.